EXHIBIT 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference of our reports dated October 23, 2006 and December 15, 2006 for Rig Tools, Inc. with respect to the financial statements of Rig Tools, Inc. included in Form 8-K/A as of and for the year ended December 31, 2005 and as of and for the nine month period ended September 30, 2006, filed with the Securities and Exchange Commission on or about January 15, 2007.

/s/ Hartiens & Faulk

Lafayette, Louisiana

January 15, 2007